FOR IMMEDIATE RELEASE

Alexander & Baldwin names Brett A. Brown
executive vice president and chief financial officer

HONOLULU (April 2, 2019) - Alexander & Baldwin (NYSE: ALEX) (A&B or Company) has named Brett A. Brown, a veteran financial executive with extensive experience in real estate investment trusts (REITs), as executive vice president and chief financial officer, effective May 8. Brown will succeed Diana Laing, who will continue as interim chief financial officer through May 7.

Brown comes to A&B from PREP Property Group, where he currently serves as chief financial officer and treasurer. Prior to that, Brown served as executive vice president, chief financial officer and treasurer for IRC Retail Centers/Inland Real Estate Corporation. He also held financial and executive leadership positions with Great Lakes REIT and its predecessor, Equity Partners Ltd.
“A&B has made great strides in its strategic transformation, and we are thrilled to welcome someone of Brett’s caliber as our next CFO as we continue to mature as a REIT. Given his more than 30-year career in the industry, we will benefit from Brett’s deep experience in capital markets and commercial real estate as we simplify our business model and adapt to the standards and expectations of the REIT industry. His experience successfully leading finance organizations will be a tremendous asset to our team,” said Chris Benjamin, A&B president and CEO.

Laing joined A&B on an interim basis in October 2018, bringing extensive REIT expertise and strong industry relationships. Laing has been nominated to stand for election to A&B’s Board of Directors at the 2019 Annual Meeting of Shareholders, scheduled to take place on Friday, April 26, 2019.

“Diana has provided valuable leadership to our finance organization over the past several months, and I want to thank her for her many contributions to the Company. I look forward to continued collaboration with her should she be elected to our Board later this month,” Benjamin said.
About Brett A. Brown
Brown earned a bachelor’s degree in accounting at Northern Illinois University. He is a member of the American Institute of Certified Public Accountants, Illinois Certified Public Accountants Society and the International Council of Shopping Centers. He will be relocating to Hawaii with his family and will be based in A&B’s Honolulu headquarters.

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Alexander & Baldwin, Inc. is Hawai'i's premier commercial real estate company and the state's foremost owner of grocery-anchored retail centers. A&B is a fully integrated real estate investment trust and owns, operates and manages approximately 3.5 million square feet of primarily retail and industrial space in Hawai'i, and is a major landowner in the state. A&B’s interests extend beyond commercial real estate into renewable energy and land stewardship. A&B is also a construction materials company and paving contractor in Hawai'i. Over its nearly 150-year history, A&B has evolved with the state's economy and played a lead role in the development of the agricultural, transportation, tourism, construction and real estate industries. Learn more about A&B at www.alexanderbaldwin.com.

Contact: Darren Pai; 808-525-6659; dpai@abhi.com